EXHIBIT 99.1

( BW)(CA-PACER-INTL)(PACR) Pacer International Reports Third Quarter 2007 Financial Results

   Business Editors/Logistics & Transportation Writers

      CONCORD, Calif. - October 30, 2007 – Pacer International, Inc. (Nasdaq:PACR), the non-asset based North America third-party logistics and freight transportation provider, today reported financial results for the three- and nine-month periods ended September 21, 2007.

THIRD QUARTER RESULTS

      Revenues for the quarter ended September 21, 2007 increased $31.1 million, or 6.8 percent, to $489.3 million compared to $458.2 million for the quarter ended September 22, 2006, with increases from both operating segments.  Income from operations declined $8.3 million from the 2006 quarter to $23.3 million for the 2007 quarter.  This variance includes normal course transactions that did not recur in the comparable quarter, including: a $7.4 million benefit in the 2006 quarter for arbitration and other rate dispute settlements, and a $2.4 million expense in the 2007 quarter for severance costs.  Intermodal Segment income from operations declined $13.4 million from last year (including the arbitration settlement benefiting the 2006 quarter), Logistics Segment income from operations increased $1.4 million from last year, and corporate expenses were $3.7 million lower than last year due to a $3.5 million bonus accrual in the 2006 quarter.  Diluted earnings per share decreased by $0.10 to $0.38 for the 2007 quarter, compared to $0.48 a year earlier.

“We have seen continued improvement in intermodal volumes for our Stacktrain operation up 8.7 percent with increases in all three lines of business, and for our rail brokerage operation up 11.1 percent as compared to last year,” said Mike Uremovich, Pacer’s chairman and chief executive officer.  “There remains, however, excess capacity -particularly in our domestic intermodal business that has led to lower pricing, margins and income.”

Pacer’s cash flow remains strong.  The company used $28.9 million of operating cash flow generated during the quarter and funds on hand to pay a $5.3 million dividend declared in the second quarter of 2007, to repurchase $16.3 million of common stock, and to repay $9.1 million of long-term debt during the third quarter of 2007.

YEAR-TO-DATE RESULTS

For the nine months ended September 21, 2007, revenues increased $43.5 million, or 3.1 percent, to $1,429.3 million compared to $1,385.8 million for the nine months ended September 22, 2006.  Income from operations declined $22.1 million from the 2006 period to $59.2 million for the 2007 period.  Intermodal Segment income from operations declined $26.6 million from last year, Logistics Segment income from operations increased $2.4 million from last year, and corporate expenses were $2.1 million less than last year.  Diluted earnings per share decreased by $0.29 to $0.93 for the 2007 period, compared to $1.22 a year earlier.  The 2007 amount includes $0.11 per diluted share for severance and restricted stock charges.  During the first nine months of 2007, Pacer paid $16.4 million in dividends and repurchased $71.1 million of common stock.

“Pacer will continue to focus on reducing costs related to overhead.  For the nine months ended September 21, 2007, we closed four facilities and reduced employee headcount by 116 through our severance efforts,” said Uremovich. “As previously reported, our management team is charged with identifying and implementing process improvements, facility rationalization, and other savings opportunities in order for Pacer to become a more effective and efficient organization.  We are moving forward with a system enhancements project which will allow us to improve cross-business unit product integration and customer interfaces.”

CONFERENCE CALL TODAY -- Pacer International will hold a
conference call for investors, analysts, business and trade media, and other interested parties at 5:00 p.m. Eastern Time today (Tuesday,
October 30).  To participate, please call five minutes early by dialing
(800) 288-8967 (in USA) and ask for "Pacer Third Quarter 2007 Earnings Call." International callers can dial (612) 332-0345.

      Alternatively, an audio-only, simultaneous Web cast of the live conference call can be accessed through the Investor Relations link on the company’s Web site at www.pacer-international.com. For persons unable to participate in either the conference call or the Web cast, a digitized replay will be available from October 30 at 10:15 p.m. Eastern Time to November 30 at 11:59 p.m. Eastern Time. For the replay, dial (800) 475-6701(USA) or (320) 365-3844 (international), using access code 889905. A replay can be accessed through the Investor Relations link on the company's Web site at www.pacer-international.com.

      ABOUT PACER INTERNATIONAL-- Pacer International, a leading non-asset based North America third-party logistics and freight transportation provider, through its Intermodal and Logistics operating segments, offers a broad array of services to facilitate the movement of freight from origin to destination. The Intermodal segment offers wholesale services provided by Pacer Stacktrain (cost-efficient, two-tiered rail transportation for containerized shipments) and Pacer Cartage (local trucking), as well as retail services through its Rail Brokerage group (intermodal marketing).  The Logistics segment provides retail truck brokerage, trucking, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its Intermodal and Logistics operating segments are headquartered in Concord, California, and in Dublin, Ohio, respectively. Web site: www.pacer-international.com.

      CERTAIN FORWARD-LOOKING STATEMENTS -- This press release contains or may contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on the company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are general economic and business conditions; congestion, work stoppages, equipment and capacity shortages, weather related issues and service disruptions affecting our rail and motor transportation providers; industry trends, including changes in the costs of services from rail and motor transportation providers; the loss of one or more of our major customers; the impact of competitive pressures in the marketplace; the frequency and severity of accidents, particularly involving our trucking operations; our ability to successfully identify and implement process improvements and cost savings opportunities to improve our operating results; changes in our business strategy, development plans or cost savings plans; difficulties in maintaining or enhancing our information technology systems; availability of qualified personnel; changes in, or the failure to comply with, government regulation; increases in interest rates; our ability to integrate acquired businesses; terrorism and acts of war; and increases in our leverage. Additional information about these and other factors that could affect the company's business is set forth in the company's various filings with the Securities and Exchange Commission, including those set forth in the company's annual report on Form 10-K for the year ended December 29, 2006 filed with the SEC on February 21, 2007. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended. Except as otherwise required by federal securities laws, the company does not undertake any obligation to update such forward-looking statements whether as a result of new information, future events or otherwise.
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INVESTOR CONTACT:
Larry Yarberry, CFO
Pacer International, Inc.
(925) 887-1577 phone
Larry.Yarberry@pacer.com

MEDIA CONTACT:
Jennifer Matthews
Pacer International, Inc.
(925) 887-1555 phone
Jennifer.Matthews@pacer.com

Pacer International, Inc.
Consolidated Balance Sheet
($ million)

September 21, 2007
(Unaudited)
Assets

Current assets
Cash and cash equivalents	$-
Accounts receivable, net	214.2
Prepaid expenses and other	8.6
Deferred income taxes	2.4
Total current assets	225.2

Property and equipment
Property, plant & equipment at cost	99.3
Accumulated depreciation	(68.4)
Property and equipment, net	30.9

Other assets
Goodwill, net	288.3
Deferred income taxes	0.4
Other assets	14.8
Total other assets	303.5

Total assets	$559.6

Liabilities & Equity

Current liabilities
Current maturities of long-term debt and
capital leases	$-
Book overdraft	9.9
Accounts payable and accrued liabilities	182.4
Total current liabilities	192.3

Long-term liabilities
Long-term debt and capital leases	73.9
Other	5.8
Total long-term liabilities	79.7

Stockholders' equity
Common stock	0.4
Paid In capital	293.5
Accumulated deficit	(6.2)
Accumulated other comprehensive loss	(0.1)
Total stockholders' equity	287.6

Total liabilities and equity	$559.6

Pacer International, Inc.
Unaudited Consolidated Statement of Cash Flows

Nine Months
($ in millions)	2007

Cash Flows from Operating Activities
Net income	$33.7
Adjustments to net income

Depreciation and amortization	4.7
Gain on sale of property and equipment	(0.6)
Deferred income taxes	1.1
Loss on extinguishment of debt	1.8
Stock based compensation expense	2.5
Excess tax benefit from stock based compensation	(0.3)
Change in receivables	(3.8)
Change in other current assets	6.9
Change in current liabilities	22.1
Other	(0.9)

Net cash provided by operating activities	67.2

Cash Flows from Investing Activities
Capital expenditures	(2.7)
Proceeds from sales of property and equipment	0.5

Net cash used for investing activities	(2.2)

Cash Flows from Financing Activities
Book overdraft	6.8
Net borrowings under line of credit agreement, net of debt issuance costs	73.1
Proceeds from issuance of common stock	1.3
Excess tax benefit from stock based compensation	0.3
Dividends paid to shareholders	(16.4)
Purchase and retirement of Pacer common stock	(71.1)
Debtand capital lease payments	(59.0)

Net cash used for financing activities	(65.0)

Effect of exchange rate changes on cash	-

Net change in cash and cash equivalents	-

Cash at beginning of period	-
Cash at end of period	$-

Pacer International, Inc.
Unaudited Consolidated Statement of Operations
( $ millions)

	3rd Quarter 2007				Year-to-Date
	Intermodal	Logistics	Corp./Elim.	Consolidated	Intermodal	Logistics	Corp./Elim.	Consolidated
	($ in millions)				($ in millions)

Revenues	$ 386.0	$ 103.3	$ -	$ 489.3	$ 1,132.9	$ 296.8	$ (0.4)	$ 1,429.3

Cost of purchased transportation	300.2	84.1	-	384.3	877.9	243.5	(0.4)	1,121.0
Direct operating expenses	31.1	-		31.1	96.5	-	-	96.5
Selling, general & admin. expenses	27.6	17.1	4.4	49.1	84.7	49.2	14.0	147.9
Depreciation expense	1.3	0.2	-	1.5	4.1	0.6	-	4.7

Income from operations	25.8	1.9	(4.4)	23.3	69.7	3.5	(14.0)	59.2

Interest expense, net				1.4				4.0

Income before income taxes				21.9				55.2

Income taxes				8.5				21.5

Net income				$ 13.4				$ 33.7
Diluted Earnings Per Share				$ 0.38				$ 0.93

Pacer International, Inc.
Unaudited Consolidated Statement of Operations
( $ million, except per share amounts)

	3rd Quarter				Year-to-Date
	2007	2006	Variance	%	2007	2006	Variance	%

Segments

Revenues
Intermodal	$ 386.0	$ 359.7	$ 26.3	7.3%	$ 1,132.9	$ 1,090.5	$ 42.4	3.9%
Logistics	103.3	98.6	4.7	4.8%	296.8	295.9	0.9	0.3%
Cons. Entries	-	(0.1)	0.1	-100.0%	(0.4)	(0.6)	0.2	-33.3%
Total	$ 489.3	$ 458.2	$ 31.1	6.8%	$ 1,429.3	$ 1,385.8	$ 43.5	3.1%

Income from Operations 1/
Intermodal	$ 25.8	$ 39.2	$ (13.4)	-34.2%	$ 69.7	$ 96.3	$ (26.6)	-27.6%
Logistics	1.9	0.5	1.4	280.0%	3.5	1.1	2.4	218.2%
Corporate	(4.4)	(8.1)	3.7	-45.7%	(14.0)	(16.1)	2.1	-13.0%
Total	$ 23.3	$ 31.6	$ (8.3)	-26.3%	$ 59.2	$ 81.3	$ (22.1)	-27.2%

Net Income 1/	$ 13.4	$ 18.3	$ (4.9)	-26.8%	$ 33.7	$ 46.8	$ (13.1)	-28.0%
Diluted Earnings per Share 1/	$ 0.38	$ 0.48	$ (0.10)	-20.8%	$ 0.93	$ 1.22	$ (0.29)	-23.8%

1/ 3rd quarter 2007 includes $2.4 million for severance costs ($1.3 million on the Intermodal segment, $0.6 million on the Logistics segment and $0.5 million on corporate), $1.5 after-tax or $0.04 per share.

1/ 2007 includes $4.4 million for severance and faciltiy exit costs ($1.7 million on the Intermodal segment, $1.6 million on the Logistics segment and $1.1 million on corporate), $2.7 after-tax or $0.07 per share.